As filed with the Securities and Exchange Commission on December 11, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

Zomedica Pharmaceuticals Corp.

(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3928 Varsity Drive

Ann Arbor, Michigan 4810

 (Address of Principal Executive Offices) (Zip Code)

Stock Option Plan

(Full title of the plan)

________________________

Gerald Solensky, Jr.

Chairman of the Board, President and Chief Executive Officer

3928 Varsity Drive

Ann Arbor, Michigan 48018

 (Name and address of agent for service)

(734) 369-2555

(Telephone number, including area code, of agent for service)

________________________

Copy to:

John D. Hogoboom

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Fax: (212) 262-7402

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, without par value	8,933,855	$2.15	$19,207,788.25	$2,391.37

(1)	Pursuant to Rule 416 under the United States Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers any additional common shares that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on $2.15, the average of the high and low sale prices of the Registrant’s common shares on December 6, 2017, as reported on the NYSE American.

Explanatory Note

This registration statement on Form S-8 (this “Registration Statement”) of Zomedica Pharmaceuticals Inc. (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 8,933,855 common shares, without par value (the “Common Shares”), to be issued under our Stock Option Plan to our directors, officers, employees and consultants, some of whom may be deemed to be “affiliates” of the Company as such term is defined in Rule 405 under the Securities Act. Common Shares issued to affiliates under the Plan constitute “control securities” as such term is defined in General Instruction C to Form S-8.

This Registration Statement contains a Section 10(a) prospectus relating to the Plan as well as a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 (in accordance with the General Instruction C to Form S-8) which covers reoffers and resales of “control securities” (as such term is defined in General Instruction C to Form S-8) of the Company which have been or will be acquired by the selling shareholders named therein pursuant to the Plan, each of whom may be deemed to be an affiliate of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information and Employee Plan Annual Information.

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Zomedica Pharmaceuticals Corp.

3928 Varsity Drive

Ann Arbor, Michigan 48108

Attention: Chief Financial Officer

Tel: (734) 369-2555

REOFFER PROSPECTUS

6,355,000 Common Shares

Zomedica Pharmaceuticals Corp.

This reoffer prospectus relates to 6,355,000 of our common shares that may be reoffered or resold, from time to time, by certain selling shareholders described in this reoffer prospectus, all of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and that have been acquired under our Stock Option Plan (which we refer to as the “Stock Option Plan”)

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in their common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any of the proceeds from the sale or other disposition of the common shares by the selling shareholders.

Our common shares are listed on the NYSE American and the TSX Venture Exchange under the symbol “ZOM.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and, as such, we have elected to comply with certain reduced public company reporting requirements. See “Our Company – Implications of Being an Emerging Growth Company.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 7 of this reoffer prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this reoffer prospectus. Any representation to the contrary is a criminal offense.

Reoffer prospectus, dated December 11, 2017.

TABLE OF CONTENTS

our company	1
RISK FACTORS	3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	4
USE OF PROCEEDS	5
SELLING SHAREHOLDERS	6
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	8
CERTAIN CANADIAN INCOME TAX CONSIDERATIONS	17
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	22

i

Neither we nor the selling shareholders have authorized any other person to provide you with different or additional information other than that contained in this reoffer prospectus. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. We and the selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus or such other date stated in this reoffer prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a reoffer prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

For investors outside the United States: We have not, and the selling shareholders have not, taken any action that would permit this offering or possession or distribution of this reoffer prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this reoffer prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby and the distribution of this reoffer prospectus outside the United States.

Unless otherwise indicated, information contained in this reoffer prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements”

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This reoffer prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this reoffer prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, the trademarks, service marks and trade names referred to in this reoffer prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

Unless the context provides otherwise, references herein to “we,” “our,” “us,” “our company” and “Zomedica” refer to Zomedica Pharmaceuticals Corp. together with, where applicable, our consolidated subsidiary, ZoMedica Pharmaceuticals Inc., a Delaware corporation.

Unless otherwise noted herein, all references to “CDN$,” “CAD$,” or “Canadian dollars” are to the currency of Canada and “$,” “dollars,” “US$,” “United States dollars,” or “U.S. dollars” are to the currency of the United States.

ii

OUR COMPANY

We are a development stage veterinary pharmaceuticals and health care solutions company focused on developing safe and effective treatments for companion animals, primarily dogs, cats, and horses. We seek to identify drugs for indications that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these drugs for similar indications in companion animals. We believe that our development approach will enable us to reduce the risks associated with obtaining regulatory approval for unproven product candidates and shorten the development times to bring our product candidates to market. We have four drug product candidates in early development and have identified several other potential product candidates for further investigation. We believe that there are significant unmet medical needs for pets, and that the pet therapeutics and diagnostics segments of the animal health industry are likely to grow substantially as new treatments and diagnostic processes are identified, developed and marketed specifically for companion animals.

We are also investigating the development of alternative drug delivery systems for our drug product candidates. Many of the human therapeutics used in companion animals are only available in pill or injectable form. However, it can be difficult to give a companion animal a shot or to assure that the animal has swallowed a pill. As a result, we believe that compliance with treatment regimens is a significant problem for veterinarians and pet owners. The challenges associated with medicating pets are unique, and we believe that developing product candidates that can be easily taken by the pet or that can be easily administered by pet owners will help increase compliance. We also believe that developing new drug delivery technologies will enable us to produce drug products that can command a premium price, as well as potentially expand the life cycle of existing products.

In addition, we are seeking to identify potential opportunities in the diagnostic sector. We believe that our management’s understanding of clinical veterinary practice will enable us to identify and develop diagnostics that have the potential to fill unmet needs or improve upon existing diagnostic processes frequently used by companion animal veterinarians. We believe that the regulatory pathway to obtain marketing approval of diagnostics for companion animals will be significantly shorter than similar diagnostic products intended for human use and, in certain cases, pre-marketing regulatory approval may be unnecessary, depending on the intended use of the diagnostic. We believe that veterinarians in clinical practice will embrace new diagnostics that enable them to more rapidly and accurately diagnose certain ailments in companion animals because this ability will facilitate prompt and proper treatment of these ailments and strengthen the relationship between veterinarians and pet owners.

Corporate Information

Zomedica Pharmaceuticals Corp. (formerly, Wise Oakwood Ventures Inc.) was originally incorporated as Wise Oakwood Ventures Inc. on January 7, 2013 under the Business Corporations Act (Alberta), or the ABCA. On October 28, 2013, Wise Oakwood Ventures Inc., or Wise Oakwood, completed its initial public offering in Canada and became classified as a Capital Pool Company, as defined under the rules of the TSX Venture Exchange, or TSX-V. On April 21, 2016, we changed our name to Zomedica Pharmaceuticals Corp. and consolidated our common shares on a one-for-two and one-half basis. ZoMedica Pharmaceuticals Inc., or ZoMedica Inc., was incorporated on May 14, 2015 under the Canada Business Corporations Act. On April 21, 2016, we completed a qualifying transaction, or the Qualifying Transaction, under TSX-V Policy 2.4 – Capital Pool Companies, consisting of a three-cornered amalgamation among our company, ZoMedica Inc. and our wholly-owned subsidiary. Under the Qualifying Transaction, ZoMedica Inc. and our subsidiary were amalgamated to form Zomedica Pharmaceuticals Ltd., or Zomedica Ltd. As consideration for the amalgamation, shareholders of ZoMedica Inc. became the owners of 97.6% (non-diluted) of our common shares, and ZoMedica Ltd. became our wholly-owned subsidiary. Subsequent to the Qualifying Transaction, Zomedica Ltd. was vertically amalgamated into our company. We have one wholly-owned subsidiary, ZoMedica Pharmaceuticals Inc., a Delaware company. ZoMedica Inc. entered into the Qualifying Transaction in order to accomplish the following:

•	Enable its shareholders to own shares in a company that was publicly traded on the TSX-V;
•	Expand its shareholder base to include the public shareholders of Wise Oakwood; and
•	Obtain access to the cash resources raised by Wise Oakwood in its initial public offering.

Our principal executive offices are located at 3928 Varsity Drive, Ann Arbor, MI 48108, and our telephone number is (734) 369-2555. Our website address is www.zomedica.com. The information contained in, or accessible through, our website is not part of the registration statement of which this reoffer prospectus forms a part.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2022. However, if certain events occur prior to December 31, 2022, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before such date.

In addition, the JOBS Act provides that an emerging growth company may delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should consider carefully the risks and uncertainties and all other information contained in this reoffer prospectus, including the risks and uncertainties concerning our business and an investment in our common shares discussed under “Risk Factors” in our Registration Statement on Form S-1 (file no.: 333-217409) and the related prospectus dated November 20, 2017, as well as those discussed in our filings with the Securities and Exchange Commission, together with the other information contained in and incorporated by reference into this reoffer prospectus, before deciding whether to invest in our common shares. All of those “Risk Factors” are incorporated herein by reference in their entirety. Such risks and uncertainties are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we believe are not material, may also become important factors that adversely affect our business. If any of such risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our common shares could decline, and you could lose part or all of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended,, that are based on management’s beliefs and assumptions and on information currently available to management. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this reoffer prospectus, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements contained in or incorporated by reference in this reoffer prospectus include, but are not limited to, statements about:

•	the success, cost and timing of our research and development activities and pivotal trials, including with respect to our lead product candidates, ZM-012, ZM-006, ZM-007 and ZM-011;
•	our ability to obtain regulatory approval from the FDA-CVM and/or the USDA-CVB for our pharmaceutical and diagnostic product candidates, as applicable;
•	our ability to obtain funding for our operations;
•	the ability of our CROs to appropriately conduct our safety studies and certain development activities;
•	the ability of our CMOs to manufacture and supply our product candidates in accordance with cGMP and our clinical needs;
•	our plans to develop and commercialize any product candidates for which we receive regulatory approval;
•	our ability to develop and commercialize product candidates that can compete effectively against the product candidates developed and commercialized by our competitors;
•	the size and growth of the veterinary therapeutics market;
•	our ability to obtain and maintain intellectual property protection for our current and future product candidates;
•	regulatory developments in the United States;
•	the loss of key scientific or management personnel;
•	our expectations regarding the period during which we will be an “emerging growth company” under the JOBS Act;
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and
•	our status as a PFIC for U.S. federal income tax purposes.

In addition, you should refer to the risk factors and other uncertainties concerning our business and an investment in our common shares discussed under “Risk Factors” in our Registration Statement on Form S-1 (file no.: 333-217409) and the related prospectus dated November 20, 2017, as well as those discussed in our filings with the Securities and Exchange Commission, together with the other information contained in and incorporated by reference into this reoffer prospectus, for other important factors that may cause actual results to differ materially from those expressed or implied by these forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this reoffer prospectus will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any of our common shares by the selling shareholders. We have agreed to pay all expenses relating to registering the common shares covered by this reoffer prospectus. The selling shareholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of the common shares covered hereby.

SELLING SHAREHOLDERS

This reoffer prospectus covers the reoffer and resale by the selling shareholders listed below of an aggregate of up to 6,355,000 common shares issued or issuable pursuant to the exercise of option grants made to such selling shareholders under the Stock Option Plan, which shares constitute “control securities” within the meaning of Form S-8.

The following table sets forth, as of the date of this reoffer prospectus, certain information regarding the selling shareholders, the shares of our common stock that may be reoffered and resold by this reoffer prospectus, and other common shares beneficially owned by them. The common shares that may be reoffered and resold by this reoffer prospectus are issuable upon the exercise of options previously issued to the selling shareholders, all of which have vested and expire at various times up to December 21, 2018. Such common shares, whether issuable pursuant to vested or unvested options, are deemed to be outstanding and to be beneficially owned by the selling shareholder for purposes of the following table. Each of the selling shareholders has voting and investment control power over the common shares issuable to them pursuant to such options.

The selling shareholders may offer and sell our common shares under this reoffer prospectus on a continuous or delayed basis, and may elect to sell none, some or all of the common shares set forth below. This reoffer prospectus does not constitute a commitment by the selling shareholders to sell any or all of the stated number of their common shares, and the actual number of common shares offered and sold shall be determined, from time to time, by each selling shareholder at their sole discretion. However, for the purposes of the table below, we have assumed that, after the completion of this offering, all common shares covered by this reoffer prospectus have been sold. In addition, a selling shareholder may have sold, transferred or otherwise disposed of all or a portion of such selling shareholder’s common shares since the date of the information in the following table. Information concerning the selling shareholders may change, from time to time, and changed information will be presented in a supplement to this reoffer prospectus if and when required. If, subsequent to the date of this reoffer prospectus, we grant additional to the selling shareholders or to other affiliates under the Stock Option Plan, we may supplement this reoffer prospectus to reflect the additional common shares issuable upon the exercise of such additional options and/or the names of such affiliates and the amounts of common shares to be reoffered by them. The table below sets forth, as of December 10, 2017, the following information regarding the selling shareholders:

•	the number of common shares beneficially owned by each selling shareholder prior to this offering;

•	the number of common shares to be offered by each selling shareholder in this offering;

•	the number of common shares to be beneficially owned by each selling shareholder assuming the sale of all of the common shares covered by this reoffer prospectus; and

•	the percentage of our issued and outstanding common shares to be owned by each selling shareholder assuming the sale of all of the common shares covered by this reoffer prospectus based on 89,338,555 common shares issued and outstanding as of December 10, 2017.

All information with respect to the common share ownership of the selling shareholders has been furnished by or on behalf of the selling shareholders. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the common shares reported as beneficially owned by them. Because the selling shareholders identified in the table may sell some or all of the common shares owned by them and covered by this reoffer prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the common shares owned beneficially by them that are covered by this reoffer prospectus, but will not sell any other common shares that they presently own. Except as described below under “Relationships with Selling Shareholders,” none of the selling shareholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common shares or other securities.

Name of Selling Shareholder	Shares Beneficially Owned prior to Offering	Shares Offered by this Reoffer prospectus	Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned After Offering
Gerald Solensky Jr.(1)	38,151,100	950,000	37,201,100	41.2%
Jeffrey Rowe(2)	12,240,480	275,000	11,965,480	13.4%
Stephanie Laine Morley(3)	3,060,580	2,205,000	855,580	*
Shameze Rampertab(4)	1,093,000	1,050,000	43,000	*
Robert W. DiMarzo(5)	984,880	850,000	134,880	*
Bruk Herbst(6)	203,000	200,000	3,000	*
James LeBar(7)	420,000	300,000	120,000	*
Rodney Williams(8)	380,000	340,000	40,000	*
Jane Eagleson(9)	100,000	85,000	15,000	*
Thomas Robitaille(10)	100,000	100,000	--	--

*	Less than one percent.
(1)	Includes options to purchase 950,000 common shares.
(2)	Includes 11,120,000 shares are held in the Rowe Family GST Trust, 664,480 shares held by the Jeffrey M. Rowe U/T/A dated November 5, 2004 (the “Jeffrey M. Rowe Living Trust”) and 181,000 shares held by Mr. Rowe through his IRA. Mr. Rowe’s sister, Michele Ramo, serves as trustee to the Rowe Family GST Trust, with Mr. Rowe’s oversight and Mr. Rowe serves as trustee to the Jeffrey M. Rowe Living Trust. Mr. Rowe exclusively makes all investment decisions on behalf of this trust. Mr. Rowe also has options to purchase 275,000 common shares.
(3)	Includes options to purchase 2,200,000 common shares. Includes 5,000 common shares held by Dr. Morley’s children.
(4)	Includes options to purchase 1,050,000 common shares. Includes 3,000 common shares held by Mr. Rampertab’s children.
(5)	Includes options to purchase 850,000 common shares.
(6)	Includes options to purchase 200,000 common shares. Includes 3,000 common shares held by Mr. Herbst’s children.
(7)	Includes options to purchase 300,000 common shares.
(8)	Includes 40,000 shares held by Entrust Group Inc. FBO Rodney James Williams IRA and options to purchase 340,000 common shares.
(9)	Includes options to purchase 85,000 common shares.
(10)	Includes options to purchase 100,000 common shares.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of acquiring, owning, and disposing of our common shares acquired pursuant to this reoffer prospectus. This summary does not discuss any tax consequences applicable to the selling shareholders. Each selling shareholder should consult its own tax advisor regarding the tax consequences of the resale of common shares.

Scope of this Summary

Tax Consequences Not Addressed

This summary does not address all potential U.S. federal income tax considerations that may be relevant to a particular U.S. Holder. In addition, this summary does not take into account the individual facts and circumstances that may affect the U.S. federal income tax consequences to a particular U.S. Holder, including specific tax consequences under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address any U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or non-U.S. tax considerations. Except as specifically set forth below, this summary does not discuss tax reporting requirements that may be applicable to any particular U.S. Holder. Each prospective U.S. Holder should consult its own tax advisors regarding the tax consequences of acquiring, owning, and disposing of our common shares acquired pursuant to this reoffer prospectus.

Authorities

This summary is based upon the provisions of the Code, the United States Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), and administrative rulings and judicial decisions interpreting the Code and the United States Treasury Regulations, all as currently in effect, and all subject to differing interpretations or change, possibly on a retroactive basis. We have not sought, and will not seek, a ruling from the IRS regarding any matter discussed herein, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position that is different from, and contrary to, the positions taken in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares acquired pursuant to this reoffer prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States (as determined under U.S. federal income tax rules);

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

An individual may be a resident for U.S. federal income tax purposes in any calendar year if the individual was present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

Non-U.S. Holders Not Addressed

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders of acquiring, owning, and disposing of common shares. Each prospective investor should consult a professional tax advisor with respect to the U.S. federal income, U.S. alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

Certain U.S. Holders Not Addressed

This summary does not address the U.S. federal income tax considerations applicable U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	have a “functional currency” other than the U.S. dollar;

•	own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold common shares other than as a capital asset within the meaning of section 1221 of the Code (generally, property held for investment purposes);

•	are partnerships or other “pass-through” entities for U.S. federal income tax purposes (or investors in such partnerships or entities);

•	own, have owned, or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of your company;

•	are U.S. expatriates or former long-term residents of the United States;

•	have been, are, or will be residents or deemed to be residents in Canada for purposes of the Income Tax Act (Canada) (the “Tax Act”);

•	use or hold, will use or hold, or that are or will be deemed to use or hold common shares in connection with carrying on a business in Canada;

•	are persons whose common shares constitute “taxable Canadian property” under the Tax Act; or

•	have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.

U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences of acquiring, owning, and disposing of our common shares.

The following summary is not a substitute for careful tax planning and advice. U.S. Holders of common shares are urged to consult their own tax advisors concerning the U.S. federal income tax consequences of the issues discussed herein, in light of their particular circumstances, as well as any considerations arising under the laws of any foreign, state, local, or other taxing jurisdiction.

PFIC Status and Related Tax Consequences

Status as a PFIC

We believe we were classified as a PFIC during our taxable year ended 2015, and based on current business plans and financial expectations, we believe we will continue to be a PFIC for the current and future taxable years. As a result, certain potentially adverse rules may affect the U.S. federal income tax consequences to a U.S. Holder of acquiring, owning, and disposing of our common shares. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any taxable year depends on the assets and income of such corporation calculated on an annual basis and, as a result, cannot be predicted with certainty as of the date of this reoffer prospectus. Each U.S. Holder should consult its own tax advisors regarding the PFIC status of our company.

A foreign corporation generally will be classified as a PFIC under Section 1297 of the Code in any taxable year in which either:

•	at least 75% of its gross income is “passive income”, or the PFIC Income Test; or

•	at least 50% of the gross value of its assets is attributable to assets that produce, or are held for the production of, passive income, based on the quarterly average of the fair market value of such assets, or the PFIC Asset Test.

For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties, gains from the disposition of passive assets and gains from commodities and securities transactions. Passive assets include cash and liquid securities, even if used as working capital.

If our company is a PFIC for any taxable year during which a U.S. Holder owns common shares, such U.S. Holder will be subject to different taxation rules with respect to an investment in our common shares depending on whether such U.S. Holder makes an election to treat our company as a “qualified electing fund” under Section 1295 of the Code, or a QEF Election or makes a mark-to-market election under Section 1296 of the Code, or a Mark-to-Market Election. A U.S. Holder that does not make either election is referred to in this summary as a “Non-Electing U.S. Holder.”

Default PFIC Rules

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code.

Distributions are divided into two categories, “excess distributions” and others. An excess distribution is the amount received in a taxable year that exceeds 125% of the average annual distributions paid on our common shares in the three preceding taxable years.

Any gain realized on the sale, exchange or other disposition of our common shares is also considered an excess distribution.

Under these rules:

•	the excess distribution is allocated ratably over the holding period (on a daily basis) for the common shares;
•	the amount allocated to prior taxable years is subject to tax at the highest rate of tax applicable to ordinary income in each such year;
•	an interest charge for the deemed tax deferral is imposed with respect to the resulting tax attributable to each such prior taxable year. A taxpayer that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible; and
•	the amount allocated to the current taxable year is taxed as ordinary income and would not be “qualified dividend income” or long-term capital gain (see “General Rules Applicable to the Ownership and Disposition of Common Shares – Distributions on Common Shares” below).

In addition, if a Non-Electing U.S. Holder who is an individual dies while owning our common shares the Non-Electing U.S. Holder’s successor would be ineligible to receive a step-up in tax basis of the common shares.

To the extent a distribution on our common shares does not constitute an excess distribution to a Non-Electing U.S. Holder, such Non-Electing U.S. Holder generally will be required to include the amount of such distribution in gross income as a dividend to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) that are not allocated to excess distributions, and will not be eligible for the reduced rates applicable to “qualified dividend income” with respect to such distribution.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a Non-Electing U.S. Holder who held common shares while we are a PFIC, whether or not we meet the PFIC Income Test or PFIC Asset Test in those subsequent years. Non-Electing U.S. Holders are encouraged to consult their tax advisors regarding the application of the PFIC rules to their specific situation.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election with respect to our common shares, referred to in this disclosure as an “Electing U.S. Holder,” will not be subject to the default PFIC tax, or Section 1291, and interest charge rules (or the denial of basis step-up at death) discussed above with respect to such shares. Instead, an Electing U.S. Holder must include in income such shareholder’s pro rata share of our ordinary earnings and net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing U.S. Holder. The amount so included in income generally will be treated as ordinary income to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s ordinary earnings and as long-term capital gain to the extent of such Electing U.S. Holder’s allocable share of the PFIC’s net capital gains. No portion of any such inclusion of ordinary earnings will be eligible to be treated as “qualified dividend income.” If an Electing U.S. Holder is an individual, any such net capital gain inclusions would be eligible for taxation at the preferential capital gain tax rates. Such income inclusions generally will be treated as income from sources outside the United States for foreign tax credit purposes.

An Electing U.S. Holder will be subject to U.S. federal income tax on such income inclusions for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such Electing U.S. Holder. However, an Electing U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If an Electing U.S. Holder is an individual, any such interest will be treated as non-deductible “personal interest.”

Any net operating loss or net capital loss of a PFIC will not pass through to the Electing U.S. Holder and will not offset any ordinary earnings or net capital gain of a PFIC recognized by Electing U.S. Holders in subsequent years (although such losses would ultimately reduce the gain, or increase the loss, recognized by the Electing U.S. Holder on its disposition of the common shares).

An Electing U.S. Holder generally (i) may receive a tax-free distribution from our company to the extent that such distribution represents earnings and profits of our company that were previously included in income by the Electing U.S. Holder because of such QEF Election and (ii) will adjust such Electing U.S. Holder’s tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, an Electing U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of common shares.

A U.S. Holder may make a timely QEF Election with respect to its ownership of our common shares by filing one copy of IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return for the first year in which it holds our common shares. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for the common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging election” pursuant to Section 1291(d) of the Code recognizing gain as if its common shares were sold for their fair market value on the day the QEF Election is effective (which will be taxed under the default rules of Section 1291 of the Code discussed above). If a U.S. Holder makes a QEF Election but does not make a “purging election,” then such U.S. Holder shall not be subject to the QEF Election rules and shall continue to be subject to tax under the rules of Section 1291 discussed above with respect to its common shares. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and the subsidiary PFIC for the QEF rules to apply to both PFICs.

A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent taxable year, the QEF Election will be effective and the Electing U.S. Holder will be subject to the QEF rules described above during any subsequent taxable year in which the Company qualifies as a PFIC.

Each U.S. Holder should consult its own tax advisors regarding tax consequences of a QEF Election with respect to us and any subsidiary PFIC.

Mark-to-Market Election

Alternatively, if our common shares are “marketable stock,” a U.S. Holder generally would be permitted to make a Mark-to-Market Election. Generally, stock will be considered “marketable stock” if it is “regularly traded” on a “qualified exchange” within the meaning of applicable United States Treasury Regulations. A class of stock is “regularly traded” on an exchange during any calendar year in which such class of stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. A “qualified exchange” includes: (i) a national securities exchange that is registered with the Securities and Exchange Commission, (ii) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (iii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (a) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (b) the rules of such foreign exchange effectively promote active trading of listed stocks.

If a Mark-to-Market Election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the Mark-to-Mark Election. A U.S. Holder’s tax basis in the common shares would be adjusted to reflect the amount included in gross income or allowed as a deduction because of the Mark-to-Market Election. Gain realized on the sale, exchange, or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations (see “General Rules Applicable to the Ownership and Disposition of Common Shares – Sale or Other Taxable Disposition of Common Shares” below). Amounts treated as ordinary income are not eligible for the preferential tax rates applicable to “qualified dividend income” or long-term capital gains.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the common shares cease to be marketable stock or the IRS consents to revocation of such election. If a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares, no such election may be made with respect to the stock of any subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of subsidiary PFIC stock or excess distributions from a subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses our common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares. Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. In addition, if a U.S. Holder owns common shares during any taxable year that we are treated as a PFIC, it will be required to file IRS Form 8621 (regardless of whether a QEF or Mark-to-Market Election is made). There are certain de minimis exceptions to this requirement.

Lastly, if we are not treated as a PFIC, and you paid taxes as if we were a PFIC, then you may be able to claim a refund for taxes you paid in excess of the taxes you actually owed. If you do not timely make such a refund claim, then your refund will be disallowed and you will bear more taxes than you actually owe.

The rules dealing with PFICs and with the QEF and Mark-to-Market Election are very complex and are affected by various factors in addition to those described above. Prospective investors should consult their own tax advisors regarding the application of the PFIC rules to our common shares, the availability and advisability of making a QEF or Mark-to-Market Election and the application of the reporting rules to your particular situation.

General Rules Applicable to the Ownership and Disposition of Common Shares

The following discussion describes the general rules applicable to the ownership and disposition of the common shares but is subject in its entirety to the special rules described above under the heading “PFIC Status and Related Tax Consequences.”

Distributions on Common Shares

The gross amount of any distribution (including amounts, if any, withheld in respect of Canadian withholding tax) actually or constructively received by a U.S. Holder with respect to our common shares will be taxable to the U.S. Holder as a dividend to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions to a U.S. Holder in excess of earnings and profits will be treated first as a return of capital that reduces a U.S. Holder’s tax basis in such common shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of our common shares), and then as gain from the sale or exchange of such common shares (see “Sale or Other Taxable Disposition of Common Shares”). The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. In the event we make distributions to holders of common shares, we may or may not calculate our earnings and profits under U.S. federal income tax principles. If we do not do so, any distribution may be required to be regarded as a dividend, even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain. The amount of the dividend will generally be treated as foreign-source dividend income to U.S. Holders.

Non-corporate U.S. Holders, including individuals, will generally be eligible for the preferential U.S. federal rate on “qualified dividend income,” provided that we are a “qualified foreign corporation,” the stock on which the dividend is paid is held for a minimum holding period, and other requirements are satisfied. A “qualified foreign corporation” includes a foreign corporation that is not a PFIC in the year of the distribution or in the prior taxable year and that is eligible for the benefits of an income tax treaty with the United States that contains an exchange of information provision and has been determined by the United States Treasury Department to be satisfactory for purposes of the legislation (such as the Canada-U.S. Tax Convention).

Distributions to U.S. Holders generally will not be eligible for the “dividends received deduction” generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Sale or Other Taxable Disposition of Common Shares

Upon the sale, exchange, or other taxable disposition of common shares, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or other disposition and such U.S. Holder's tax basis in such common shares sold or otherwise disposed of. If the U.S. holder receives Canadian dollars in the transaction, the amount realized will be the U.S. dollar value of the Canadian dollars received, which is determined for cash basis taxpayers on the settlement date for the transaction and for accrual basis taxpayers on the trade date (although accrual basis taxpayers can also elect the settlement date). A U.S. Holder’s tax basis in common shares generally will be such holder’s U.S. dollar cost for such common shares. Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the common shares have been held for more than one year.

Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a corporate U.S. Holder. Deductions for capital losses are subject to significant limitations under the Code. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.

Additional Considerations

Additional Medicare Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates, or trusts (other than trusts that are exempt from tax) are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes dividends on the common shares and net gains from the disposition of the common shares.

Further, excess distributions treated as dividends, gains treated as excess distributions under the PFIC rules discussed above, and mark-to-market inclusions and deductions are all included in the calculation of net investment income. United States Treasury Regulations provide, subject to the election described in the following paragraph, that solely for purposes of this additional tax, distributions of previously taxed income will be treated as dividends and included in net investment income subject to the additional 3.8% tax. Additionally, to determine the amount of any capital gain from the sale or other taxable disposition of common shares that will be subject to the additional tax on net investment income, a U.S. Holder who has made a QEF Election will be required to recalculate its basis in the common shares excluding QEF basis adjustments. Alternatively, a U.S. Holder may make an election which will be effective with respect to all interests in a PFIC for which a QEF Election has been made and which is held in that year or acquired in future years. Under this election, a U.S. Holder pays the additional 3.8% tax on QEF income inclusions and on gains calculated after giving effect to related tax basis adjustments.

U.S. Holders that are individuals, estates, or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange, or other taxable disposition of common shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation (including constructive dividends) should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the common shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Information Reporting and Backup Withholding

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, certain U.S. Holders who hold certain “specified foreign financial assets” that exceed certain thresholds are required to report information relating to such assets. The definition of “specified foreign financial assets” generally includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Significant penalties may apply for failure to satisfy applicable reporting obligations.

Distributions paid with respect to common shares and proceeds from a sale, exchange, or redemption of common shares made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting to the IRS and possible U.S. backup withholding (at a rate of 28%). Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct U.S. taxpayer identification number and makes any other required certification on IRS Form W-9 or that is a corporation or other entity that is otherwise exempt from backup withholding. Each U.S. Holder should consult its own tax advisors regarding the application of the U.S. information reporting and backup withholding rules. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. U.S. Holders should consult with their own tax advisors regarding their reporting obligations, if any, as a result of their acquisition, ownership, or disposition of our common shares.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

The following is, as of the date of this reoffer prospectus, a summary of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) and the regulations thereunder (the “Tax Act”) that generally apply to the acquisition, holding and disposition of common shares by a person who is neither resident nor deemed to be resident in Canada for purposes of the Tax Act, is a resident of the U.S. for purposes of the Canada - U.S. Income Tax Convention (“Treaty”) and acquires a beneficial interest in the common shares (a “U.S. Holder”).

This summary applies only to a U.S. Holder who, at all relevant times, for purposes of the Tax Act:

•	holds the common shares as capital property;

•	does not, and is not deemed to, use or hold the common shares in the course of carrying on a business in Canada;

•	deals at arm’s length and is not affiliated with us; and

•	is a “qualifying person” or otherwise entitled to benefits under the Treaty.

Special rules, which are not discussed in this summary, may apply to a U.S. Holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Tax Proposals”), and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) made publicly available prior to the date hereof. This summary assumes the Tax Proposals will be enacted in the form proposed, however, no assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. Except for the Tax Proposals, this summary does not take into account or anticipate any changes in law or administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is not exhaustive of all possible Canadian federal income tax considerations that apply to an investment in common shares. Moreover, the income and other tax consequences of acquiring, holding or disposing of common shares will vary depending on an investor’s particular circumstances. Accordingly, this summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any investor. Consequently, investors should consult their own tax advisors for advice with respect to the income tax consequences of an investment in common shares based on their particular circumstances.

Dividends on Common Shares

Dividends paid or credited on the common shares (or deemed to be paid or credited on the common shares) to a U.S. Holder will generally be subject to Canadian withholding tax at the rate of 15%.

Dispositions of Common Shares

A U.S. Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of common shares (other than a disposition to us, unless purchased by us in the open market in the manner in which shares are normally purchased by any member of the public in the open market, in which case other considerations may arise), unless the common shares are “taxable Canadian property” of the U.S. Holder for purposes of the Tax Act and the U.S. Holder is not entitled to relief under the Treaty.

Generally, the common shares will not constitute “taxable Canadian property” of a U.S. Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX-V and NYSE American), unless at any particular time during the 60-month period that ends at that time both of the following are true:

1. (a) the U.S. Holder, (b) persons with whom the U.S. Holder does not deal with at arm’s length (for purposes of the Tax Act), (c) partnerships in which the U.S. Holder or a person described in (b) holds an interest directly or indirectly through one or more partnerships, or (d) any combination of (a) to (c) owned 25% or more of the issued shares of any class or series of our capital stock; and

2. more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of: (a) real or immovable properties situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists.

Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, common shares may be deemed to be taxable Canadian property. U.S. Holders whose common shares may constitute taxable Canadian property should consult their own tax advisors.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling shareholders to offer for sale and sell all or a portion of the common shares acquired by them upon the exercise of options granted to them under the Stock Option Plan. The selling shareholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this reoffer prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in their common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this reoffer prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this reoffer prospectus, or under an amendment to this reoffer prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this reoffer prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this reoffer prospectus.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this reoffer prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this reoffer prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they and we meet the criteria and conform to the requirements of that rule, including the requirements applicable to former shell companies.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying reoffer prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this reoffer prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable we will make copies of this reoffer prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the common shares offered hereby has been passed upon for us by Tingle Merrett LLP, Calgary, Alberta, Canada. Partners and associates of Tingle Merrett LLP own or exert control or direction over an aggregate of 1,000,000 common shares and options to acquire an aggregate of 300,000 common shares. Lowenstein Sandler LLP, New York, New York has acted as our United States counsel in connection with this offering. Lowenstein Sandler LLP owns 43,613 common shares.

EXPERTS

The consolidated financial statements of Zomedica Pharmaceuticals Corp. as of and for the year ended December 31, 2016 and for the period from May 14, 2015 (date of incorporation) to December 31, 2015 included in our registration statement on Form S-1 (file no.: 333-217409) and incorporated into this reoffer prospectus by reference have been audited by MNP LLP, independent registered public accounting firm, as stated in their report included in such registration statement and incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of ZoMedica Pharmaceuticals Inc. as of April 20, 2016 and for the period from January 1, 2016 to April 20, 2016 included in our registration statement on Form S-1 (file no.: 333-217409) and incorporated into this reoffer prospectus by reference have been audited by MNP LLP, independent registered public accounting firm, as stated in their report included in such registration statement and incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the common shares offered by the selling shareholders pursuant to this reoffer prospectus. This reoffer prospectus does not contain all of the information set forth in the registration statement and its exhibits, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common shares covered by this reoffer prospectus, we refer you to the registration statement and the exhibits thereto. Statements contained in or incorporated by reference in this reoffer prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement and its exhibits and schedules at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the commission at 1-800-SEC-0330. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Zomedica Pharmaceuticals Corp., that file electronically with the SEC.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information, when filed, will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.zomedica.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website does not constitute part of this reoffer prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this reoffer prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this reoffer prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this reoffer prospectus the following documents filed by us with the SEC:

(1)

our registration statement on Form S-1 (File No.: 333-217409) declared effective by the SEC on November 20, 2017 and the related prospectus, dated November 20, 2017 filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on November 21, 2017; and

(2)	the description of the Common Shares contained in our registration statement on Form 8-A (File No. 001-38298), as filed with the SEC pursuant to Section 12 of the Exchange Act, on November 15, 2017, including any amendment or report filed for the purpose of updating such description;.

In addition, all other documents filed (not furnished) by us pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this reoffer prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part of this reoffer prospectus from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this reoffer prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this reoffer prospectus.

6,355,000 Common Shares

Zomedica Pharmaceuticals Corp.

REOFFER PROSPECTUS

December 11, 2017

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been previously filed with the Commission:

(1)

our registration statement on Form S-1 (File No.: 333-217409) declared effective by the SEC on November 20, 2017 and the related prospectus, dated November 20, 2017 filed with the SEC pursuant to Rule 424(b)(4) under the Securities Act on November 21, 2017; and

(2)	the description of the Common Shares contained in our registration statement on Form 8-A (File No. 001-38298), as filed with the SEC pursuant to Section 12 of the Exchange Act, on November 15, 2017, including any amendment or report filed for the purpose of updating such description;.

In addition, all other documents filed (not furnished) by the Company pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part of this Registration Statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the SEC in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta), or ABCA, except in respect of an action by or on behalf of the company to procure a judgment in its favor, we may indemnify a director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that company or body corporate, if:

(a)	the director or officer acted honestly and in good faith with a view to the best interests of the company, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

The ABCA further provides that we may, with the approval of a court, indemnify any of the aforementioned persons in respect of an action by or on behalf of the company to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the company, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out paragraphs (a) and (b) above.

In addition, a director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives is entitled under the ABCA to indemnity from the company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the company or body corporate, if the person seeking indemnity:

(i)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(ii)	fulfils the conditions set out in paragraphs (a) and (b) above, and

(iii)	is fairly and reasonably entitled to indemnity.

The ABCA provides that we may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to above, but if the person does not meet the conditions of paragraphs (i), (ii) and (iii) above he or she shall repay the funds advanced.

In accordance with the ABCA, we may purchase and maintain insurance for the benefit of any director or officer of the company, a former director or officer of the company or a person who acts or acted at the company’s request as a director or officer of a body corporate of which the company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives against any liability incurred by the person:

(a)	in the person’s capacity as a director or officer of the company, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the company; or

(b)	in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the company’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

In addition to the foregoing provisions of the ABCA, our by-laws require us to indemnify each of our directors, officers, former directors and officers and persons who act or acted at our request as a director or officer, or in a similar capacity, of a body corporate of which the company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director of officer of us or such body corporate, provided that he:

•	acted honestly and in good faith with a view to our best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws authorize us, with the approval of our board of directors, to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each person who acts or acted at our request as a director or officer of another entity, against any liability incurred by him or her. We currently maintain insurance policies in the amount of $3.75 million per covered person.

The employment agreements for our chief financial officer, Shameze Rampertab and our chief executive officer, Gerald Solensky contain an indemnification provision pursuant to which we agree to indemnify, hold harmless and pay advancements on any expenses either officer may sustain before or after termination in relation to our affairs and his duties as an officer or director of us to the maximum extent allowed under Alberta law.

Item 7.	Exemption from Registration Claimed.

Not applicable

Item 8.	Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1)	To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, Michigan on December 11, 2017.

ZOMEDICA PHARMACEUTICALS CORP.

By:	/s/ Gerald Solensky Jr.
Name:	Gerald Solensky Jr.
Title:	Chairman of the Board, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Gerald Solensky Jr. and Shameze Rampertab and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 11, 2017.

Signature	Title	Date

/s/ Gerald Solensky Jr.
Gerald Solensky Jr.	Chairman of the Board, President, Chief Executive Officer	December 11, 2017
(principal executive officer)
/s/ Shameze Rampertab
Shameze Rampertab	Chief Financial Officer, Corporate Secretary and Director	December 11, 2017
(principal financial and accounting officer)

/s/ James LeBar
James LeBar	Director	December 11, 2017

Rodney Williams	Director

/s/ Jeffrey Rowe
Jeffrey Rowe	Director	December 11, 2017

Thomas Robitaille	Director

/s/ Jane Eagleson
Jane Eagleson	Director	December 11, 2017

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Tingle Merrett LLP
23.1	Consent of MNP LLP for Zomedica Pharmaceuticals Corp.
23.2	Consent of MNP LLP for ZoMedica Pharmaceuticals Inc.
23.3	Consent of Tingle Merrett LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)